SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
February 7, 2011

Date of report (Date of earliest event reported)
SPS COMMERCE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34702	41-2015127

(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 South Seventh Street, Suite 1000 Minneapolis, MN	55402

(Address of Principal Executive Offices)	(Zip Code)
(612) 435-9400

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On February 7, 2011, the Compensation Committee of our Board of Directors approved the following compensation for our named executive officers:
•	2010 cash incentive payments under our 2010 Management Incentive Plan, or the 2010 MIP;

•	a special one-time bonus for Ms. Nelson for her contributions in 2010;

•	2011 annual base salaries, effective as of January 1, 2011; and

•	the 2011 Management Incentive Plan, or the 2011 MIP, and 2011 target cash incentive compensation under the 2011 MIP.
     Our 2010 cash incentive payments under the 2010 MIP were $149,236.65 for Mr. Black, $107,911.10 for Ms. Nelson, $107,911.10 for Mr. Frome, $107,911.10 for Mr. Novak and $80,444.45 for Mr. Gray. Ms. Nelson also received a special, one-time bonus of $17,088.90. Our 2011 annual base salaries are $330,000 for Mr. Black, $240,000 for Ms. Nelson, $240,000 for Mr. Frome, $240,000 for Mr. Novak and $225,000 for Mr. Gray. The target cash incentive compensation under the 2011 MIP is $198,000 for Mr. Black, $96,000 for Ms. Nelson, $96,000 for Mr. Frome, $96,000 for Mr. Novak and $90,000 for Mr. Gray.
Description of 2011 Management Incentive Plan
     The 2011 Management Incentive Plan provides our named executive officers an opportunity to receive two types of bonuses: a formula-based bonus and a discretionary bonus.
     The formula-based bonus is based on the target bonus for each named executive officer established by the compensation committee at the beginning of each year. The compensation committee established the target based on the amount it believes is necessary to provide a competitive overall compensation package in light of each named executive officer’s base salary and to motivate our executives to achieve an aggressive level of growth. The amount of the formula-based bonus, if any, actually paid to executives after the end of the year will be determined by a matrix that takes into account our revenues and earnings before interest, taxes, depreciation, amortization and stock-based compensation, or Adjusted EBITDA prior to the payment of the 2011 MIP. The formula-based bonus is based in part on revenues because, given the scalability of our current core business, the compensation committee believes our financial results are driven most significantly by the revenues we generate. The compensation committee also believes formula-based bonuses should be based in part on Adjusted EBITDA prior to payment of the 2011 MIP because Adjusted EBITDA is a useful measure of our operating performance.
     The matrix provides that each executive will receive a percentage of his or her target formula-based bonus, between 0% and 145%, based on our revenues and Adjusted EBITDA prior to payment of the 2011 MIP for 2011. For example, for our executives to earn their target bonuses for 2010, we needed to generate revenues of approximately $43.9 million and Adjusted EBITDA of approximately $4.5 million. If we failed to have either revenues of approximately $43.2 million or Adjusted EBITDA of approximately $3.9 million, our named executive officers would not have received a formula-based bonus for the year. With some exceptions, the percentage of the target bonus earned between the minimum and the maximum varies in five percentage-point increments based on revenues and Adjusted EBITDA for the year relative to increments established for each metric in the matrix. The effect of acquisitions, if any, during the year are excluded for purposes of determining the revenues and Adjusted EBITDA for the year as applied to the matrix. The compensation committee established the intervals for the matrix with the intent that achieving 100% of an executive’s target bonus will be a difficult but achievable goal in light of the prior year’s results of operations and anticipated growth for 2011.
     The 2011 MIP also includes a target discretionary bonus for each named executive officer that it may pay to the executive in the first quarter of 2012 in the compensation committee’s discretion. The compensation committee established the target amount for each executive in an amount the committee believes is appropriate to incentivize our executives to strive to exceed performance expectations and pursue activities that will not necessarily increase the calculations of revenues or Adjusted EBITDA applied to the formula-based bonus matrix.
     The amount actually paid to each named executive officer is based on the compensation committee’s subjective evaluation of our executive team’s achievement during the year. Our compensation committee does not have any predetermined criteria or goals that they are required to consider in connection with payment of the discretionary bonus. For 2010, in determining whether to pay a discretionary bonus, the compensation committee, in February 2011, discussed our company’s performance and our executive officers’ performance in the areas of general leadership, pursuit of strategic initiatives and overall performance relative to expectations. The compensation committee has historically evaluated achievement for our executive team as a group and has granted each named executive officer an award based on a percentage of the target discretionary bonus that is the same for all named executive officers. The compensation committee determines the amount of the discretionary bonus actually paid to each member of our executive team independent of the formula-based bonus earned after considering the criteria described above.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPS COMMERCE, INC.
Date: February 9, 2011	By:	/s/ Kimberly K. Nelson
Kimberly K. Nelson
Executive Vice President and Chief Financial Officer